EXHIBIT 99.2


PRESS RELEASE


WEDNESDAY NOVEMBER 14, 8:33 AM EASTERN TIME


                 XTRANA REPORTS THIRD QUARTER SALES AND EARNINGS

     BROOMFIELD, Colo.-- Nov. 14, 2001--Xtrana, Inc. (OTCBB:XTRN - news) today reported financial results for the third quarter ended Sept. 30, 2001.

     Sales for the third quarter of 2001 decreased 22.8% to $1,888,000 compared with $2,446,000 for the same period one year ago. Sales for the nine-month period decreased 11.4% to $6,815,000 from $7,688,000 for the comparable period in 2000. These declines were primarily the result of reduced OEM revenues, partially offset by increases in the sale of private label product.

     The Company reported a net loss of $1,028,000, or $0.06 per share, in the third quarter of 2001 compared with a net loss of $153,000, or $.01 per share, in the same period of 2000. For the comparable nine-month periods, the net loss was $2,742,000, or $0.16 per share, in 2001 compared to net income of $429,000, or $.04 per share, in 2000. Pre-tax cash earnings, or earnings before depreciation, amortization and interest ("EBITDA"), was a loss of $582,000 in the third quarter, compared to a loss of $37,000 for the same period in 2000. EBITDA for the nine-month periods was a loss of $1,501,000 and a profit of $977,000 in 2001 and 2000, respectively.

     Timothy J. Dahltorp, chief executive officer of Xtrana, commented, "The third quarter results were especially disappointing for our Hemostasis operations. Although our private label revenues grew at a rate of 8% when compared to the same quarter last year, this increase was not enough to offset the decline in revenues from our OEM business. We anticipate that OEM revenues in the fourth quarter will be higher than they were in the quarter just ended, but not enough to make up the shortfall from the prior year levels.

     "The decline in OEM revenues is a reflection of continuing consolidation within the Hemostasis industry, a trend that we do not see reversing in the near term. Even with substantial investments in sales and marketing, it would be difficult to maintain our market position. This is one of the primary reasons for our decision to divest the Hemostasis operations."

     Dahltorp continued, "In our Nucleic Acid business segment, we continue to build our distribution network for Xtra Amp(TM). At this time we now have distributors up and running in


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the United States, the United Kingdom, Australia, Canada, and several other
European countries. As these distributors are in the process of training their respective sales teams, we do not expect to see material revenues for Xtra Amp(TM) in the fourth quarter, but would expect to see some penetration of these markets in the first and second quarters of 2002. Development work is continuing on our nucleic acid diagnostic technologies, and we expect to have the first of these products ready for commercialization in 6-12 months."

     Xtrana's mission is to simplify the analysis of DNA/RNA, so that nucleic acid based detection systems can be utilized in point-of-care, point-of-service applications. The proprietary assays developed by Xtrana are designed to be easy to use outside of a traditional molecular biology laboratory at a cost per test that is competitive with existing rapid test technologies. These diagnostic tests are intended for use in drug discovery, detection of environmental and food contaminants, forensics and identity testing, human and animal diseases, genetic predisposition to disease, and other applications. The Company's first commercial nucleic acid product is Xtra Amp(TM), DNA or RNA extraction kits that enable high throughput extraction in as little as 3 minutes, versus competing technologies that can take 30 minutes to 3 hours.

     The Company also develops, manufactures, and markets a full range of test kits to assess and diagnose disorders of blood coagulation, thrombotic risk factors, fibrinolysis, platelet function, and the vascular system under the Biopool(R) label. However, on November 9, 2001, Xtrana entered into an Asset Purchase Agreement with Trinity Biotech plc to sell the assets related to its Hemostasis business to Trinity. A preliminary Proxy Statement on Form 14A was filed with the Securities and Exchange Commission on November 9, 2001. It is contemplated that a meeting of the stockholders will be held in December 2001 to approve the sale of the Hemostasis business, and that, subject to the closing conditions, the transaction will be consummated before the end of the year. To learn more about Xtrana, visit the Company's Web site at www.xtrana.com.

     This News Release contains forward-looking statements (identified by the words "estimate," "anticipate," "expect," "believe," and similar expressions), which are based upon management's current expectations and speak only as of the date made. These forward-looking statements are subject to risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements and include, but are not limited to, competitors' pricing strategies and technological innovations, changes in health care and government regulations, litigation claims, foreign currency fluctuation, product acceptance, as well as other factors discussed in the Company's last Report on Form 10-KSB.


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
                                  XTRANA, INC.
                     (formerly Biopool International, Inc.)

                     Third Quarter Ended September 30, 2001
                      (in thousands except per share data)

                                 OPERATIONS DATA
                                   (Unaudited)

                              THREE MONTHS ENDING      NINE MONTHS ENDING
                                  SEPTEMBER 30,           SEPTEMBER 30,
                                2001        2000        2001        2000
                              --------------------     -------------------
Sales                           $ 1,888    $ 2,446     $ 6,815    $ 7,688
Net income (loss)                (1,028)      (153)     (2,742)       429
Basic and diluted earnings
  per share                     $ (0.06)   $ (0.01)    $ (0.16)    $ 0.04
Weighted average diluted
  shares outstanding             17,248     13,088      17,192      9,776




                          BALANCE SHEET DATA

                              SEPTEMBER 30, 2001    DECEMBER 31, 2000
                                  (UNAUDITED)            (AUDITED)
                              ------------------    -----------------
Working capital                  $     3,580           $     6,383
Total assets                          16,207                18,730
Long-term debt                            --                    --
Total shareholders' equity            14,286                17,260


======================
Contact:
     Xtrana, Inc.
     Timothy Dahltorp, 303/466-4424
     Carol Hill, 805/654-0643 (Corporate Communications)


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